EXHIBIT 11.1

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS

(in millions, except share and per share amounts)

	Three Months Ended May		Six Months Ended May

	2000	1999	2000	1999

Numerator for basic and diluted EPS — earnings available to common stockholders	$755	$340	$1,642	$1,347

Denominator for basic EPS — weighted average number of common shares(1)	484,380,052	474,712,271	484,478,275	474,712,271
Effect of dilutive securities

Restricted stock units	15,262,410	2,432,037	13,613,313	2,432,037

Stock options	10,620,265	2,763,993	9,733,297	2,763,993

Dilutive potential common shares	25,882,675	5,196,030	23,346,610	5,196,030

Denominator for diluted EPS — weighted average number of common shares and dilutive potential common shares	510,262,727	479,908,301	507,824,885	479,908,301

Basic EPS	$1.56	$0.72	$3.39	$2.84

Diluted EPS	1.48	0.71	3.23	2.81

(1)	Includes common stock and nonvoting common stock as well as restricted stock units awarded to employees for which no future service is required as a condition to the delivery of the underlying shares of common stock.